Exhibit 4.2

REMORA CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
OF PREFERRED STOCK
DATED AS OF [●] [●], 2025

Pursuant to Section 2-204 of the
General Corporation Law of the State of Maryland

Remora Capital Corporation, a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), certifies that pursuant to the authority contained in its articles of amendment and restatement (the “Articles of Amendment and Restatement”), and in accordance with the provisions of Section 2-204 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) has duly approved and adopted the following resolution on [●] [●], 2025:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Amendment and Restatement and as set forth in Section 2-204 of the MGCL, the Board of Directors does hereby approve the designation of 50,000,000 authorized but unissued shares of preferred stock, par value $0.001 per share, without designation as to series as Series A Preferred Stock (the “Series A Preferred Stock”), having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Articles of Amendment and Restatement and in this resolution as follows:

ARTICLE I
NUMBER OF SHARES; RANKING

1.1. A series of 50,000,000 shares of the preferred stock, par value $0.001 per share, authorized by the Articles of Amendment and Restatement are hereby designated as the Series A Preferred Stock. Each share of Series A Preferred Stock shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Articles of Amendment and Restatement, as are set forth in this Articles Supplementary. The Series A Preferred Stock shall constitute a separate series of Capital Stock (as defined below) and each share of Series A Preferred Stock shall be identical.

1.2. The Series A Preferred Stock shall rank on parity with shares of any other series of preferred stock, whether now or hereafter issued by the Corporation, and any other shares of Capital Stock hereafter authorized and issued by the Corporation of a class having priority over any other class as to distribution of assets or payments of dividends (together with the Series A Preferred Stock, the “Preferred Stock”) as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation. The Series A Preferred Stock shall have preference with respect to the payment of dividends and as to distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation over the shares of common stock of the Corporation, par value $0.001 per share (the “Common Stock” and, together with the Preferred Stock, the “Capital Stock”), of the Corporation as set forth herein.

1.3. No individual, partnership, trust, corporation, limited liability company, unincorporated association, joint venture or other entity, or a government or any agency or political subdivision thereof (each, a “Person”) in whose name the Series A Preferred Stock or any other security issued by the Corporation is registered in the registration books of the Corporation maintained by U.S. Bank Trust Company, National Association and its successors, or any other redemption and paying agent appointed by the Corporation with respect to the Series A Preferred Stock (the “Redemption and Paying Agent”) or otherwise (such person, a “Holder”) of shares of Series A Preferred Stock shall have, solely by reason of being such a Holder, any preemptive or other right to acquire, purchase or subscribe for any share of Series A Preferred Stock, other Preferred Stock or shares of Common Stock or other securities of the Corporation that it may hereafter issue or sell.

ARTICLE II
DIVIDENDS AND DISTRIBUTIONS

2.1. The Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Directors, out of funds legally available therefor and in preference to dividends and distributions on the Common Stock, cumulative cash dividends and distributions on each share of Series A Preferred Stock, calculated separately for each Dividend Period (as defined below) at 0.075% per annum of the par value of the Corporation’s loan assets and similar investments outstanding (notwithstanding any lower valuation assigned to such loan asset or similar portfolio investment by the Corporation’s Board of Directors or valuation designee) (the “Initial Dividend Rate”) through the first anniversary of the Corporation’s election to be regulated as a business development company under the Investment Company Act of 1940, as amended; and thereafter, 0.10% per annum of the par value of the Corporation’s loan assets and similar investments outstanding (notwithstanding any lower valuation assigned to such loan asset or similar portfolio investment by the Corporation’s Board of Directors or valuation designee) (the “Fixed Dividend Rate”) as adjusted, if a Default Period (as defined below) shall be in existence on such date, in accordance with the provisions of Section 2.8 (the “Dividend Rate”) in effect from time to time for the Series A Preferred Stock during such Dividend Period (as defined below), computed on the basis of a 360-day year consisting of twelve 30-day months, on an amount equal to $25.00 (the “Liquidation Preference”) for a share of the Series A Preferred Stock, and no more. Dividends and distributions on the Series A Preferred Stock shall accumulate from [●] [●], 2025 (the “Date of Original Issue”) and shall be payable quarterly in arrears as provided in Section 2.6. Dividends on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of four 90-day quarters. The amount of dividends payable on the Series A Preferred Stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

“Dividend Period” means, with respect to each share of Series A Preferred Stock then Outstanding (as defined below), in the case of the first Dividend Period, the period beginning on the Date of Original Issue and ending on and including September 30, 2025 and for each subsequent Dividend Period, the period beginning on and including the first calendar day of the quarter following the quarter in which the previous Dividend Period ended and ending on and including the last calendar day of such quarter.

2.2. Declaration and Payment; Dividends in Arrears.

(a) Dividends on shares of the Series A Preferred Stock with respect to any Dividend Period shall be declared to the Holders of record of such shares as their names shall appear on the registration books of the Corporation at the close of business on the applicable record date, which shall be such date designated by the Board of Directors that is not more than twenty (20) nor less than ten (10) calendar days prior to the Dividend Payment Date (as defined below) with respect to such Dividend Period.

(b) Dividends declared pursuant to Section 2.1 shall be paid on the last Business Day (as defined below) of the month following each Dividend Period (the “Dividend Payment Date”) to the Holders of shares as their names appear on the registration books of the Corporation at the close of business on the applicable record date for such dividend; provided, however, that dividends with respect to the first Dividend Period of the Series A Preferred Stock will be paid on October 31, 2025 to Holders of record of such Series A Preferred Stock as their names appear on the registration books of the Corporation at the close of business on September 30, 2025.

(c) Dividends in arrears on shares of Series A Preferred Stock for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of such shares as their names appear on the registration books of the Corporation on such date, not exceeding twenty (20) nor less than ten (10) calendar days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of Series A Preferred Stock which may be in arrears.

2.3. No full dividends and distributions shall be declared or paid on shares of the Series A Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent dividend payment dates therefor for all Outstanding shares of Preferred Stock have been or contemporaneously are declared and paid through the most recent dividend payment dates therefor. If full cumulative dividends and distributions due have not been declared and paid on all Outstanding shares of Preferred Stock of any series, any dividends and distributions being declared and paid on the Series A Preferred Stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Stock on the relevant dividend payment date for such series. No Holders of shares of Series A Preferred Stock shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this Section 2.3 on the Series A Preferred Stock.

2.4. For so long as any shares of Series A Preferred Stock are Outstanding (as defined below), the Corporation shall not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in shares of Common Stock) in respect of the Common Stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Stock, or (z) pay any proceeds of the liquidation of the Corporation in respect of the Common Stock, unless, in each case,

(a) immediately thereafter, the Corporation shall have “asset coverage,” as defined for purposes of Section 18(h) of the Investment Company Act of 1940, as amended, or any successor statute (the “1940 Act”), of at least 200% with respect to all Outstanding senior securities which are stock of the Corporation, including all Outstanding shares of the Series A Preferred Stock (or such other percentage as may in the future be specified in the 1940 Act or by rule, regulation or order of the Securities and Exchange Commission (the “SEC”) as the minimum asset coverage for senior securities which are stock of a closed-end registered investment company), after deducting the amount of such dividend or distribution or redemption or purchase price or liquidation proceeds;

(b) all cumulative dividends and distributions on all shares of Series A Preferred Stock and all other Preferred Stock ranking on a parity with the Series A Preferred Stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been either (i) declared and paid or (ii) declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Stock) for the payment thereof shall have been deposited irrevocably with the paying agent for such Preferred Stock; and

(c) the Corporation shall have deposited Deposit Securities pursuant to and in accordance with the requirements of Section 5.4 hereof with respect to Outstanding shares of Series A Preferred Stock to be redeemed pursuant to Section 5.2 hereof for which a Notice of Redemption (as defined below) shall have been given or shall have been required to be given in accordance with the terms hereof on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

“Outstanding” means, as of any date with respect to the Series A Preferred Stock, the number of shares of Series A Preferred Stock theretofore issued by the Corporation except (without duplication): (A) any shares of the Series A Preferred Stock theretofore cancelled or redeemed or delivered to the Redemption and Paying Agent for cancellation or redemption in accordance with the terms hereof; (B) any shares of Series A Preferred Stock as to which the Corporation shall have given a Notice of Redemption and irrevocably deposited with the Redemption and Paying Agent sufficient Deposit Securities to redeem such shares in accordance with ARTICLE V hereof; and (C) any shares of Series A Preferred Stock as to which the Corporation shall be the Holder or the beneficial owner.

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant Redemption Date (as defined below), Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security: (A) cash or any cash equivalent; (B) any U.S. Government Obligation (as defined below); (C) any Short-Term Money Market Instrument (as defined below); (D) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Short-Term Money Market Instruments or U.S. Government Obligations or any combination thereof; or (E) any letter of credit from a bank or other financial institution that has a credit rating from at least one nationally recognized statistical rating organization that is the highest applicable rating generally ascribed by such rating agency to bank deposits or short-term debt of similar banks or other financial institutions as of the date of this Articles Supplementary (or such rating’s future equivalent).

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days: (i) commercial paper rated A-1, if such commercial paper matures within 30 days, or A-1+, if such commercial paper matures in over 30 days; (ii) demand or time deposits in, and bankers’ acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia); and (iii) overnight funds.

“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States treasury bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

2.5. Any dividend payment made on shares of Series A Preferred Stock shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

2.6. Not later than 12:00 noon, New York City time, on a Dividend Payment Date, the Corporation shall deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value (as defined below) on such date sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date. The Corporation may direct the Redemption and Paying Agent with respect to the investment or reinvestment of any such Deposit Securities prior to the Dividend Payment Date, provided, that such investment consists exclusively of Deposit Securities and provided, further, that the proceeds of any such investment will be available as same day funds at the opening of business on such Dividend Payment Date.

“Market Value” of any asset means, for securities for which market quotations are readily available, the market value thereof determined by an independent third-party pricing service designated from time to time by the Board of Directors. Market Value of any asset shall include any interest accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods that include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine recommended valuations.

2.7. All Deposit Securities paid to the Redemption and Paying Agent for the payment of dividends payable on the Series A Preferred Stock shall be held in trust for the payment of such dividends by the Redemption and Paying Agent for the benefit of the Holders entitled to the payment of such dividends pursuant to Section 2.6. Any moneys paid to the Redemption and Paying Agent in accordance with the foregoing but not applied by the Redemption and Paying Agent to the payment of dividends, including interest earned on such moneys while so held, will, to the extent permitted by law, be repaid to the Corporation as soon as possible after the date on which such moneys were to have been so applied, upon request of the Corporation.

2.8. Dividend Default.

(a) The Dividend Rate on the Series A Preferred Stock shall be adjusted, for any calendar day, to the Initial Dividend Rate or the Fixed Dividend Rate, as applicable, plus two hundredths of a percent (0.02%) per annum (the “Default Rate”) in the following circumstances. Subject to the cure provisions below, a “Default Period” with respect to the Series A Preferred Stock shall commence on any date the Corporation fails to deposit with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Dividend Payment Date, Deposit Securities that will provide funds available to the Redemption and Paying Agent on such Dividend Payment Date sufficient to pay the full amount of any dividend payable on such Dividend Payment Date (a “Default”). Subject to the cure provisions of Section 2.8(b) below, a Default Period with respect to a Default on the Series A Preferred Stock shall end on the calendar day on which the New York Stock Exchange is open for trading (each such day, a “Business Day”) on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends shall have been deposited irrevocably in trust in same-day funds with the Redemption and Paying Agent. In the case of any Default on the Series A Preferred Stock, the Dividend Rate for each calendar day during the Default Period will be equal to the Default Rate.

(b) No Default Period for the Series A Preferred Stock with respect to any Default on the Series A Preferred Stock shall be deemed to commence if the amount of any dividend due in respect of the Series A Preferred Stock (if such Default is not solely due to the willful failure of the Corporation) is deposited irrevocably in trust, in same-day funds, with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three (3) Business Days after the applicable Dividend Payment Date with respect to which such Default occurred, together with an amount equal to the Default Rate applied to the amount and period of such non-payment based on the actual number of calendar days comprising such period divided by three hundred and sixty (360).

ARTICLE III
LIQUIDATION RIGHTS

3.1. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Stock, a liquidation distribution of the Liquidation Preference for the shares of the Series A Preferred Stock, plus an amount equal to all unpaid dividends and distributions on such shares accumulated to (but excluding) the date fixed for such distribution or payment on such shares (whether or not earned or declared by the Corporation, but excluding interest thereon) (such amount, the “Redemption Price”), and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

3.2. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the Holders of all Outstanding shares of Series A Preferred Stock and any other Outstanding shares of Preferred Stock shall be insufficient to permit the payment in full to such Holders of the Redemption Price as provided in Section 3.1 above and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the Holders of such shares of Series A Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, unless and until the Redemption Price, as provided in Section 3.1 above has been paid in full to the Holders of such shares, no dividends, distributions or other payments will be made on, and no redemption, purchase or other acquisition by the Corporation will be made by the Corporation in respect of, shares of the Common Stock.

3.3. Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or reorganization of the Corporation into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with the Corporation shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purpose of this ARTICLE III.

ARTICLE IV
ASSET COVERAGE TEST

4.1. Asset Coverage Requirement.  For so long as any shares of Series A Preferred Stock are Outstanding, the Corporation shall have “asset coverage” of a class of senior security which is stock, as defined for purposes of Section 18(h) of the 1940 Act as in effect on the date hereof (“Asset Coverage”), of at least 150% as of the close of business on the last Business Day of any of the three month periods ending March 31, June 30, September 30, or December 31 of each year (each, a “Calendar Quarter”). If the Corporation shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 5.2(a) shall be applicable, which provisions shall constitute the sole remedy for the Corporation’s failure to comply with the provisions of this Section 4.1.

4.2. Calculation of Asset Coverage.  For purposes of determining whether the requirements of Section 4.1 are satisfied, (i) no shares of Series A Preferred Stock or other Preferred Stock shall be deemed to be Outstanding for purposes of any computation required by Section 4.1 if, prior to or concurrently with such determination, either (x) sufficient Deposit Securities or other sufficient funds (in accordance with the terms of the Series A Preferred Stock or other Preferred Stock) to pay the full Redemption Price for the Series A Preferred Stock or other Preferred Stock (or the portion thereof to be redeemed) shall have been deposited in trust with the paying agent for the Series A Preferred Stock or other Preferred Stock and the requisite notice of redemption for the Series A Preferred Stock or other Preferred Stock (or the portion thereof to be redeemed) shall have been given or (y) sufficient Deposit Securities or other sufficient funds (in accordance with the terms of the Series A Preferred Stock or other Preferred Stock) to pay the full Redemption Price for the Series A Preferred Stock or other Preferred Stock (or the portion thereof to be redeemed) shall have been segregated by a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in Section 26(a)(1) of the 1940 Act, or such other entity as shall be then providing custodian services to the Corporation as permitted by the 1940 Act or any rule, regulation, or order thereunder (the “Custodian,” which shall include any similarly qualified sub-custodian duly appointed by the Custodian) and the Corporation from the assets of the Corporation, by means of appropriate identification on the Custodian’s books and records or otherwise in accordance with the Custodian’s normal procedures, and (ii) the Deposit Securities or other sufficient funds that shall have been deposited with the applicable paying agent and/or segregated by the Custodian, as applicable, as provided in clause (i) of this sentence shall not be included as assets of the Corporation for purposes of such computation.

ARTICLE V
REDEMPTION

Shares of Series A Preferred Stock shall be subject to redemption by the Corporation as provided below:

5.1. [Reserved]

5.2. Asset Coverage Mandatory Redemption.

(a) If the Corporation fails to comply with the Asset Coverage requirement as provided in Section 4.1 as of the last Business Day of any Calendar Quarter and such failure is not cured as of the date that is thirty (30) calendar days following the date of filing of the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, (each, an “SEC Report”) with the SEC with respect to such Calendar Quarter (such Business Day, the “Asset Coverage Cure Date”), the Corporation shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on such Asset Coverage Cure Date, fix a redemption date and proceed to redeem in accordance with the terms of such Preferred Stock, a sufficient number of shares of Preferred Stock, which at the Corporation’s sole option (to the extent permitted by the 1940 Act and Maryland law) may include any number or proportion of the shares of Series A Preferred Stock, to enable it to meet the requirements of Section 5.2(b). In the event that any shares of Series A Preferred Stock then Outstanding are to be redeemed pursuant to this Section 5.2(a), the Corporation shall redeem such shares at a price per share equal to the Redemption Price.

(b) On the redemption date for a redemption contemplated by Section 5.2(a), the Corporation shall redeem, out of funds legally available therefor, (x) such number of shares of Preferred Stock (which may include at the sole option of the Corporation any number or proportion of the shares of Series A Preferred Stock) that, when combined with any debt securities redeemed for failure to maintain the asset coverage required by the indenture governing such securities, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Corporation having Asset Coverage on such Asset Coverage Cure Date of at least 150% (provided, however, that if there is no such minimum number of shares of Series A Preferred Stock and other shares of Preferred Stock the redemption or retirement of which would have such result, all shares of Series A Preferred Stock and other shares of Preferred Stock then Outstanding shall be redeemed), or (y) if fewer, the maximum number of shares of Preferred Stock that can be redeemed out of funds expected to be legally available therefor in accordance with the Articles of Amendment and Restatement and applicable law, provided, further, that in connection with redemption for failure to maintain such Asset Coverage requirement, the Corporation may at its sole option, but is not required to, redeem a sufficient number of shares of Series A Preferred Stock pursuant to this Section 5.2 that, when aggregated with other shares of Preferred Stock redeemed by the Corporation, would result, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, in the Corporation having Asset Coverage on such Asset Coverage Cure Date of up to and including 285%. The Corporation shall effect such redemption on the date fixed by the Corporation therefor, which date shall not be later than ninety (90) calendar days after such Asset Coverage Cure Date, except that if the Corporation does not have funds legally available for the redemption of all of the required number of shares of Series A Preferred Stock and other shares of Preferred Stock which have been designated to be redeemed or the Corporation otherwise is unable to effect such redemption on or prior to ninety (90) calendar days after such Asset Coverage Cure Date, the Corporation shall redeem those shares of Series A Preferred Stock and other shares of Preferred Stock which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 5.2, the number of shares of Series A Preferred Stock to be redeemed shall be redeemed (A) pro rata among the Outstanding shares of Series A Preferred Stock, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable.

5.3. [Reserved]

5.4. Procedures for Redemption.

(a) If the Corporation shall determine or be required to redeem, in whole or in part, shares of Series A Preferred Stock pursuant to  Section 5.2, the Corporation shall deliver a notice of redemption (the “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by Electronic Means (as defined below) to Holders thereof, or request the Redemption and Paying Agent, on behalf of the Corporation, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not less than thirty (30) nor more than forty-five (45) calendar days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the number of shares of Series A Preferred Stock to be redeemed; (C) the CUSIP number for shares of Series A Preferred Stock; (D) the applicable Redemption Price on a per share basis; (E) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate from and after such Redemption Date; and (F) the provision(s) of this Articles Supplementary under which such redemption is made. If fewer than all shares of Series A Preferred Stock held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such Holder or the method of determining such number. The Corporation may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to this Articles Supplementary that such redemption is subject to one or more conditions precedent and that the Corporation shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

“Electronic Means” means e-mail transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Redemption and Paying Agent and the Custodian, shall be sent by such means to each of its representatives set forth in (i) the Redemption and Paying Agent Agreement, or other similarly titled agreement, by and among the Redemption and Paying Agent for the Series A Preferred Stock and the Corporation and (ii) the Custodian Agreement by and among the Custodian and the Corporation with respect to the Series A Preferred Stock, respectively.

(b) If the Corporation shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Corporation), the Corporation shall (A) deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the shares of Series A Preferred Stock to be redeemed on the Redemption Date and (B) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders of the shares of Series A Preferred Stock called for redemption on the Redemption Date. The Corporation may direct the Redemption and Paying Agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the Redemption Date, provided, that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds.

(c) Upon the date of the deposit of such Deposit Securities, all rights of the Holders of the shares of Series A Preferred Stock so called for redemption shall cease and terminate except the right of the Holders thereof to receive the Redemption Price thereof and such shares of Series A Preferred Stock shall no longer be deemed Outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable Redemption Date and (B) the accumulation of dividends thereon in accordance with the terms hereof up to (but excluding) the applicable Redemption Date, which accumulated dividends, unless previously or contemporaneously declared and paid as contemplated by Section 5.4(d) below, shall be payable only as part of the applicable Redemption Price on the Redemption Date). The Corporation shall be entitled to receive, promptly after the Redemption Date, any Deposit Securities in excess of the aggregate Redemption Price of the shares of Series A Preferred Stock called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of ninety (90) calendar days from the Redemption Date shall, to the extent permitted by law, be repaid to the Corporation, after which the Holders of the shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof.

(d) Notwithstanding the other provisions of this ARTICLE V, except as otherwise required by law, the Corporation shall not redeem any shares of Series A Preferred Stock unless all accumulated and unpaid dividends and distributions on all Outstanding shares of Series A Preferred Stock and other series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Stock) for the payment of such dividends and distributions shall have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such Preferred Stock in accordance with the terms of such Preferred Stock, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding shares of Series A Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding shares of Series A Preferred Stock and any other series of Preferred Stock for which all accumulated and unpaid dividends and distributions have not been paid.

(e) To the extent that any redemption for which Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance with the Articles of Amendment and Restatement and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No Default shall be deemed to have occurred if the Corporation shall fail to deposit in trust with the Redemption and Paying Agent the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any shares of Series A Preferred Stock, dividends may be declared and paid on the shares of Series A Preferred Stock in accordance with their terms if Deposit Securities for the payment of the Redemption Price of such shares of Series A Preferred Stock shall not have been deposited in trust with the Redemption and Paying Agent for that purpose.

5.5. Redemption Date After Record Date and Before Dividend Payment Date.  Notwithstanding  Section 5.2, if any Redemption Date occurs after the applicable record date for a dividend, but on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such Series A Preferred Stock shall be payable on such Dividend Payment Date to the Holders of record of such shares of Series A Preferred Stock at the close of business on the applicable record date, and shall not be payable as part of the Redemption Price for such shares of Series A Preferred Stock.

5.6. Redemption and Paying Agent as Trustee of Redemption Payments by Corporation.  All Deposit Securities transferred to the Redemption and Paying Agent for payment of the Redemption Price of the shares of Series A Preferred Stock called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of Holders of shares of Series A Preferred Stock so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Corporation in accordance with the provisions of Section 5.4(c) above.

5.7. Compliance with Applicable Law.  In effecting any redemption pursuant to this ARTICLE V, the Corporation shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Maryland law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Maryland law.

5.8. Modification of Redemption Procedures.  Notwithstanding the foregoing provisions of this ARTICLE V, the Corporation may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to notification of redemption for the shares of Series A Preferred Stock, provided, that such modification does not materially and adversely affect the Holders of the shares of Series A Preferred Stock or cause the Corporation to violate any applicable law, rule or regulation; and provided, further, that no such modification shall in any way alter the rights or obligations of the Redemption and Paying Agent without its prior consent.

ARTICLE VI
VOTING RIGHTS

6.1. One Vote Per Share of Series A Preferred Stock.  Except as otherwise provided in the Articles of Amendment and Restatement or as otherwise required by applicable law, (i) each Holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such Holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the Holders of Outstanding shares of Preferred Stock, including Outstanding shares of Series A Preferred Stock, and of Outstanding shares of Common Stock shall vote together as a single class; provided , however, that the Holders of Outstanding shares of Preferred Stock, including Outstanding shares of Series A Preferred Stock, shall be entitled, as a class, to the exclusion of the Holders of all other securities and classes of Capital Stock of the Corporation, to elect two Directors of the Corporation at all times. Subject to Section 6.2, the Holders of Outstanding shares of Common Stock and Preferred Stock, including shares of Series A Preferred Stock, voting together as a single class, shall elect the balance of the Directors.

6.2. Voting For Additional Directors.

(a) Voting Period.  During any period in which any one or more of the conditions described in clauses (i) or (ii) of this Section 6.2(a) shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two Directors elected exclusively by the Holders of Preferred Stock, including shares of Series A Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the Holders of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the Holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional Directors, together with the two Directors that such Holders are in any event entitled to elect. A Voting Period shall commence:

(i)	if, at the close of business on any dividend payment date for any Outstanding Preferred Stock including any Outstanding shares of Series A Preferred Stock, accumulated dividends (whether or not earned or declared) on such Outstanding share of Preferred Stock equal to at least two (2) full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Redemption and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or upon the termination of a Voting Period, the voting rights described in this Section 6.2(a) shall cease, subject always, however, to the revesting of such voting rights in the Holders of shares of Preferred Stock upon the further occurrence of any of the events described in this Section 6.2(a).

(ii)	if at any time Holders of shares of Preferred Stock are otherwise entitled under the applicable provisions of the 1940 Act to elect a majority of the Board of Directors.

(b) Notice of Special Meeting.  As soon as practicable after the accrual of any right of the Holders of shares of Preferred Stock to elect additional Directors as described in Section 6.2(a), the Corporation shall call a special meeting of such Holders and notify the Redemption and Paying Agent and/or such other Person as is specified in the terms of such Preferred Stock to receive notice (i) by mailing or delivery by Electronic Means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Stock, a notice of such special meeting to such Holders, such meeting to be held not less than ten (10) nor more than thirty (30) calendar days after the date of the delivery by Electronic Means or mailing of such notice. If the Corporation fails to call such a special meeting, it may be called at the expense of the Corporation by any such Holder on like notice. The record date for determining the Holders of shares of Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the Business Day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of Holders of shares of Preferred Stock held during a Voting Period at which Directors are to be elected, such Holders, voting together as a class (to the exclusion of the Holders of all other securities and classes of Capital Stock of the Corporation), shall be entitled to elect the number of Directors prescribed in Section 6.2(a) on a one-vote-per-share basis.

(c) Terms of Office of Existing Directors.  The terms of office of the incumbent Directors of the Corporation at the time of a special meeting of Holders of the shares of Preferred Stock to elect additional Directors in accordance with Section 6.2(a) shall not be affected by the election at such meeting by the Holders of shares of Series A Preferred Stock and such other Holders of shares of Preferred Stock of the number of Directors that they are entitled to elect, and the Directors so elected by the Holders of shares of Series A Preferred Stock and such other Holders of shares of Preferred Stock, together with the two (2) Directors elected by the Holders of shares of Preferred Stock in accordance with Section 6.1 hereof and the remaining Directors elected by the Holders of the shares of Common Stock and Preferred Stock, shall constitute the duly elected Directors of the Corporation.

(d) Terms of Office of Certain Directors to Terminate Upon Termination of Voting Period.  Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders of the shares of Preferred Stock pursuant to Section 6.2(a) shall terminate, the remaining Directors shall constitute the Directors of the Corporation and the voting rights of the Holders of shares of Preferred Stock to elect additional Directors pursuant to Section 6.2(a) shall cease, subject to the provisions of the last sentence of Section 6.2(a).

6.3. Holders of Shares of Series A Preferred Stock to Vote on Certain Matters.

(a) Certain Amendments Requiring Approval of Preferred Stock.  Except as otherwise permitted by the terms of this Articles Supplementary, so long as any shares of Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Preferred Stock of all series Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Articles of Amendment and Restatement, or this Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such shares of the Preferred Stock or the Holders thereof; provided, however, that (i) a change in the capitalization of the Corporation in accordance with Section 7.1 hereof shall not be considered to materially and adversely affect the rights and preferences of the Preferred Stock, and (ii) a division of a share of Preferred Stock shall be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a share of Preferred Stock or any series thereof, or the Holder of any such share unless such matter (i) alters or abolishes any preferential right of such share of Preferred Stock, or (ii) creates, alters or abolishes any right in respect of redemption of such share (other than as a result of a division of a share of Preferred Stock). So long as any shares of Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote or consent of at least sixty-seven percent (67%) of the Holders of the shares of Preferred Stock Outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Corporation is solvent and does not foresee becoming insolvent.

(b) 1940 Act Matters.  Unless a higher percentage is provided for in the Articles of Amendment and Restatement, the affirmative vote of the Holders of at least “a majority of the outstanding shares of Preferred Stock,” including shares of Series A Preferred Stock Outstanding at the time, voting as a separate class, shall be required (A) to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or (B) any action requiring a vote of Holders of the Corporation’s securities pursuant to Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Preferred Stock” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the Holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

6.4. Voting Rights Set Forth Herein Are Sole Voting Rights.  Unless otherwise required by law or the Articles of Amendment and Restatement, the Holders of shares of Series A Preferred Stock shall not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in this ARTICLE VI.

6.5. No Cumulative Voting.  The Holders of shares of Series A Preferred Stock shall have no rights to cumulative voting.

6.6. Voting for Directors Sole Remedy for Corporation’s Failure to Declare or Pay Dividends.  In the event that the Corporation fails to declare or pay any dividends on shares of Series A Preferred Stock on the Dividend Payment Date therefor, the exclusive remedy of the Holders of the shares of Series A Preferred Stock shall be the right to vote for Directors pursuant to the provisions of this ARTICLE VI. Nothing in this Section 6.6 shall be deemed to affect the obligation of the Corporation to accumulate and, if permitted by applicable law, the Articles of Amendment and Restatement and this Articles Supplementary, pay dividends at the Default Rate in the circumstances contemplated by Section 2.8 hereof.

6.7. Holders Entitled to Vote.  For purposes of determining any rights of the Holders of shares of Series A Preferred Stock to vote on any matter, whether such right is created by this Articles Supplementary, by the Articles of Amendment and Restatement, by statute or otherwise, no Holder of shares of Series A Preferred Stock shall be entitled to vote any share of Series A Preferred Stock and no share of Series A Preferred Stock shall be deemed to be “Outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such share of Series A Preferred Stock shall have been given in accordance with this Articles Supplementary and Deposit Securities for the payment of the Redemption Price of such share of Series A Preferred Stock shall have been deposited in trust with the Redemption and Paying Agent for that purpose. No share of Series A Preferred Stock held by the Corporation shall have any voting rights or be deemed to be Outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

ARTICLE VII
MISCELLANEOUS

7.1. Issuance of Additional Preferred Stock.  So long as any shares of Series A Preferred Stock are Outstanding, the Corporation may, without the vote or consent of the Holders thereof, (a) authorize, establish and create and issue and sell shares of one or more series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act, ranking on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Corporation, in addition to then Outstanding shares of Series A Preferred Stock, and (b) authorize, issue and sell additional shares of any such series then Outstanding or so established and created, including additional shares of Series A Preferred Stock, in each case in accordance with applicable law, provided that the Corporation shall, immediately after giving effect to the issuance of such additional shares of Preferred Stock and to its receipt and application of the proceeds thereof, including to the redemption of shares of Preferred Stock with such proceeds, have Asset Coverage (calculated in the same manner as is contemplated by Section 4.2 hereof) of at least 150%.

7.2. Status of Redeemed or Repurchased Series A Preferred Stock.  Shares of Series A Preferred Stock that at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Capital Stock.

7.3. Registered Name.  Prior to the commencement of a Voting Period, (i) all shares of Series A Preferred Stock Outstanding from time to time shall be registered in the name of the Depository Trust Company and its successors and assigns, or any other securities depository selected by the Corporation that agrees to follow the procedures required to be followed by such securities depository as set forth in this Articles Supplementary with respect to the Series A Preferred Stock (the “Securities Depository”) or its nominee and (ii) no registration of transfer of shares of such Series A Preferred Stock shall be made on the books of the Corporation to any Person other than the Securities Depository or its nominee.

7.4. Notice.  All notices or communications hereunder, unless otherwise specified in this Articles Supplementary, shall be sufficiently given if in writing and delivered in person, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 7.4 shall be deemed given on the date received or, if mailed by first class mail, on the date five (5) calendar days after which such notice is mailed.

7.5. Termination.  In the event that no shares of Series A Preferred Stock are Outstanding, all rights and preferences of the shares of Series A Preferred Stock established and designated hereunder shall cease and terminate, and all obligations of the Corporation under this Articles Supplementary with respect to such Series A Preferred Stock shall terminate.

7.6. Amendment.  The Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by this Articles Supplementary or required by applicable law) amend this Articles Supplementary so as to reflect any amendments to the terms applicable to the Series A Preferred Stock, including an increase in the number of authorized shares of the Series A Preferred Stock.

7.7. Actions on Other than Business Days.  Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Articles Supplementary, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

7.8. Modification.  The Board of Directors, without the vote of the Holders of Series A Preferred Stock, may interpret, supplement or amend the provisions of this Articles Supplementary to supply any omission, resolve any inconsistency or ambiguity or to cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Capital Stock of the Corporation.

7.9. Information Rights.  During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any shares of Series A Preferred Stock are Outstanding, the Corporation will provide Holders of Series A Preferred Stock, without cost, copies of SEC Reports that the Corporation would have been required to file pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such provisions or, alternatively, the Corporation will voluntarily file SEC Reports as if the Corporation was subject to Section 13 or 15(d) of the Exchange Act.

7.10. No Additional Rights.  Unless otherwise required by law or the Articles of Amendment and Restatement, the Holders of shares of Series A Preferred Stock shall not have any relative rights or preferences or other special rights other than those specifically set forth in this Articles Supplementary.

7.11. Interpretation.

(a) The headings preceding the text of the Articles and Sections included in this Articles Supplementary are for convenience only and shall not be deemed part of this Articles Supplementary or be given any effect in interpreting this Articles Supplementary. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Articles Supplementary. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(b) Reference to any agreement (including this Articles Supplementary), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles and Sections shall refer to those portions of this Articles Supplementary. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Articles Supplementary as a whole and not to any particular Article, Section or clause of this Articles Supplementary.

[Signature page begins on the following page]

In Witness Whereof, Remora Capital Corporation has caused these presents to be signed as of [●] [●], 2025 in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or Assistant Secretary.

Remora Capital Corporation

Name:	Daniel Mafrice
Title:	President and Chief Executive Officer

Witness:

Name:	[●]
Title:	[●]

The undersigned President or a Vice President of Remora Capital Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

Name:	Daniel Mafrice
Title:	President and Chief Executive Officer

[Signature Page to the Articles Supplementary]

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